Exhibit 99.1

ACTUANT AMENDS CREDIT AGREEMENT AND PROVIDES FINANCIAL UPDATE

MILWAUKEE, June 10, 2009—Actuant Corporation (NYSE:ATU) today announced that it has amended its credit agreement. The amendment, among other things, provides additional flexibility with respect to financial covenants, while maintaining the size and maturity of the facility. Key aspects of the amendment are as follows:

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Maximum leverage ratio (gross debt / trailing twelve month EBITDA) increased from its current 3.5:1 limit to 4.0:1 through August 31, 2009 and to 4.5:1 for November 30, 2009 and February 28, 2010, stepping down quarterly back to 3.5:1 by November 30, 2010.

•	Minimum fixed charge coverage ratio decreased from 1.75:1 to 1.65:1.

•	Quarterly principal repayments on the $113 million term loan increase from $1.5 million per quarter to $10 million.

•	EBITDA definition specifically allows add-back of up to $30 million in actual restructuring costs for any twelve month period.

•	The interest rate on borrowings increased 125 basis points from LIBOR plus 250 to LIBOR plus 375 through November 30, 2009, with subsequent increases or decreases based on the actual leverage ratio.

•	The non-use fee on the $400 million revolver increased by 10 basis points from 40 to 50.

•	The collateral for the credit facility was increased to include certain domestic assets.

The Company incurred approximately $4 million in costs for the amendment which will be expensed over the approximate 28 remaining months of the agreement. Total cash interest expense is expected to increase approximately $2 million annually. The amended credit agreement will be filed with the U.S. Securities and Exchange Commission in a Form 8-K this week.

Actuant also announced that it expects to record a pre-tax, non-cash asset impairment charge in the range of $31-$33 million in its third fiscal quarter for the write-down of goodwill and other long-lived assets related to its harsh environment electrical product line. Current economic conditions have significantly impacted consumer discretionary spending, resulting in a substantial reduction in recreational boating industry sales. OEM boat builders have responded to the sharp drop in end market demand and high levels of finished goods inventory by temporarily suspending operations as well as eliminating brands and permanently closing facilities. Looking forward, the Company expects that low consumer confidence and tight credit markets will continue to depress new boat sales and production. As such, the Company does not expect marine OEM demand to improve in the near term which impacts the fair value of these long-lived assets. The impairment charge has no impact on cash flow, liquidity or debt covenants.

As a result of this impairment charge, an acceleration in restructuring activities and corresponding costs, as well as modestly weaker than expected sales, the Company announced that sales and diluted earnings per share (“EPS”) for its third fiscal quarter will be below its previously issued guidance of $300-$320 million and $0.12-$0.20 per share, respectively.

Actuant Chief Executive Officer, Robert C. Arzbaecher commented, “Due to the acceleration of certain restructuring actions, as well as the introduction of additional cost reduction initiatives, our restructuring costs for the third quarter will be approximately $12 million, or $4-$6 million ($0.04-$0.06 per diluted share) higher than our previous guidance. I am very pleased with both the speed and execution of the restructuring actions we’ve taken to date, which will position Actuant for improved profit margins and asset returns in the future.”

Arzbaecher continued, “In addition to the earnings shortfall resulting from the impairment and higher restructuring charges, our third quarter sales will be modestly below the lower end of our sales guidance. Further, our aggressive efforts to reduce inventory have adversely impacted profits due to manufacturing overhead underabsorption. Despite the lower production levels, we are pleased that our third quarter operating margins (before restructuring and impairment costs) improved sequentially across all four segments.”

Arzbaecher concluded, “In summary, the combination of higher restructuring charges, lower absorption and modestly weaker than expected end market demand will cause us to report third quarter 2009 EPS (excluding the impairment charge) in the range of $0.06-$0.08 on sales of approximately $290 million. Despite these and general economic headwinds, Actuant generated near record cash flow and debt reduction during the quarter of approximately $65 million, or over $1 per share. Net debt was reduced below $595 million at May 31, 2009 demonstrating the benefits of Actuant’s asset light business model.”

Given current expectations for its third fiscal quarter, Actuant’s previously issued full year EPS guidance of $0.85-$1.00 is no longer applicable. The Company will provide an update on its expectations for the year and further information on its third fiscal quarter results, restructuring actions and credit facility amendments, in conjunction with its third quarter earnings release on June 17, 2009. In order to better gauge global market conditions, Actuant will delay providing its preliminary fiscal 2010 sales and earnings guidance until its fourth quarter results are released on September 30, 2009.

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in branded hydraulic and electrical tools and supplies, umbilical, rope and cable solutions as well as highly engineered position and motion control systems. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to $1.66 billion in fiscal 2008. The Company employs a workforce of approximately 6,500 worldwide. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company’s website at www.actuant.com.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.